EXHIBIT 3.13

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

CNL INCOME NORTHSTAR TRS CORP.

A STOCK CORPORATION

CNL INCOME NORTHSTAR TRS CORP. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (“General Corporation Law”), does hereby certify as follows:

1. The name of the Corporation is CNL INCOME NORTHSTAR TRS CORP.

2. The Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware (the “Secretary of State”) on September 27, 2006 (the “Original Certificate of Incorporation”).

3. This Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) amends and restates the Original Certificate of Incorporation of the Corporation to reflect that the Corporation will finance its interests in its assets.

4. The Board of Directors and Sole Stockholder of the Corporation, by unanimous written consent dated as of March 21, 2007, duly adopted and approved resolutions setting forth the Amended and Restated Certificate of Incorporation herein contained, all in accordance with the applicable provisions of the General Corporation Law.

5. The text of the Original Certificate of Incorporation of the Corporation, filed with the Secretary of State of the State of Delaware on September 27, 2006, is hereby amended and restated in its entirety to read as follows:

FIRST. The name of the corporation is CNL INCOME NORTHSTAR TRS CORP. (hereinafter called the “Corporation”).

SECOND. The address of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, and the name of the registered agent of the Corporation in the State of Delaware is The Corporation Trust Company.

THIRD. The activities and sole purposes of the Corporation are limited to:

(a) owning the furniture, fixtures, equipment and all other personal property components comprising all of the ski lifts located at, related to or associated with that certain recreational ski resort facility known as “Northstar at Tahoe” located in Truckee, California, as more particularly described in the Personal Property Lease (defined below), including all incidental personal property related to or associated therewith (the “Subject Personal Property”); and

(b) leasing its interests in the Subject Personal Property to an entity unaffiliated with the Corporation, pursuant to an arms-length lease agreement (the “Personal Property Lease”); and

(c) (i) obtaining a loan in the original aggregate principal amount of $111,500,000.00 made by The Prudential Insurance Company of America (together with its successors and assigns, the “Lender”) to CNL Income Northstar, LLC, a Delaware limited liability company, CNL Income Snoqualmie, LLC, a Delaware limited liability company, CNL Income Sierra, LLC, a Delaware limited liability company, CNL Income Loon Mountain, LLC, a Delaware limited liability company, CNL Income Brighton, LLC, a Delaware limited liability company, CNL Income Brighton TRS Corp., a Delaware corporation, CNL Income Snoqualmie TRS Corp., a Delaware corporation, CNL Income Sierra TRS Corp., a Delaware corporation, CNL Income Loon Mountain TRS Corp., a Delaware corporation, and the Corporation, as co-borrowers, and any amendments, modifications, or refinancings thereof (the “Loan”), (ii) granting a security interest in the Subject Personal Property to the Lender as security for the Loan, (iii) if applicable, collaterally assigning and/or subordinating its interests in the Personal Property Lease and any other contracts, agreements or assets of the Corporation to the Loan, (iv) entering into all agreements (including, without limitation, a loan agreement, promissory note(s), and security agreement(s)), documents, instruments and certificates executed in connection with the Loan, and any and all amendments, supplements or modifications thereto or refinancings thereof (collectively, the “Loan Documents”), and (v) authorizing, acknowledging, consenting to the pledge or assignment of the stock of the Corporation to the Lender, and that such pledge or assignment shall include all voting, management and control rights and is not limited to economic rights; and

(d) doing all lawful acts necessary or incidental to the foregoing purposes.

FOURTH. The Corporation is authorized to issue One Thousand (1,000) shares of One and No/100 dollar ($1.00) par value voting common stock.

FIFTH. The name and the mailing address of the Incorporator are as follows:

Linda A. Scarcelli	CNL Center at City Commons 450 S. Orange Avenue Orlando, Florida 32801-3336

SIXTH. The Corporation shall have at least five (5) directors, at least two (2) of whom shall be an “Independent Director” (as defined in Article NINTH). The number of directors may be either increased or decreased from time to time as provided in the Bylaws of the Corporation subject to the provisions of Article NINTH but shall never be less than five (5) directors.

SEVENTH. In furtherance and not in limitation of the powers conferred by statute, the Corporation’s Board of Directors is expressly authorized to alter, amend, repeal or adopt the Bylaws of the Corporation; provided, however, that any such alteration, amendment, repeal or adoption that relates to or affects in any way the criteria for or the qualifications of the Independent Directors, or the requirement that the Corporation maintain at least two (2) Independent Directors, must receive the prior unanimous affirmative vote or written consent of its Board of Directors, including all of its Independent Directors. In the event of any conflict between the Bylaws of the Corporation and this Certificate of Incorporation, this Certificate of Incorporation shall control.

EIGHTH. Elections of directors need not be by written ballot unless, and to the extent, so provided in the Corporation’s Bylaws.

NINTH.

(a) Notwithstanding any provision hereof to the contrary, and in order to qualify as a so-called “Special Purpose Entity” in addition to the other provisions set forth in this Certificate of Incorporation, the Corporation shall conduct its affairs in accordance with the following provisions:

(i)	It shall not engage in any business or activity other than the purposes set forth in Article THIRD hereof, and activities incidental thereto;

(ii)	It shall not acquire or own any material assets other than the Subject Personal Property;

(iii)	It shall not merge into or consolidate with any Person, or dissolve, terminate, liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets or change its legal structure, without the prior written consent of a Lender;

(iv)	It shall not fail to observe all organizational and corporate governance formalities, or fail to preserve its existence as an entity duly organized, validly existing and in good standing (if applicable) under the applicable legal requirements of the jurisdiction of its organization or formation, or fail to qualify and remain in good standing in all jurisdictions in which the nature of its business requires such qualifications, or amend, modify or fail to comply with (in any material respect), or terminate, the provisions of its formation, organizational or governance documents;

(v)	It shall not own any subsidiary, or make any investment in, any Person, without the prior written consent of a Lender;

(vi)	It shall not commingle its assets with the assets of any other Person;

(vii)	Except as may be contemplated or permitted by the Loan Documents, it shall not incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than (i) that certain unsecured indebtedness evidenced by that certain Revolving Promissory Note in the original principal amount of $5,000,000, dated as of January 19, 2007, executed by the Corporation in favor of CNL Income Partners, LP, a Delaware limited partnership and Affiliate of the Corporation, and (ii) trade payables in the ordinary course of operating, leasing, licensing or maintaining the Subject Personal Property;

(viii)	It shall not fail to maintain its records, books of account, bank accounts, financial statements, accounting records and other entity documents separate and apart from those of any other Person; except that the Corporation’s financial position, assets, liabilities, net worth and operating results may be included in the consolidated financial statements of an Affiliate, provided that the Corporation is properly reflected and treated as a separate legal entity in such consolidated financial statements and that its assets are not available to satisfy the claims of the consolidated entities;

(ix)	It shall not enter into any contract or agreement with any general partner, member, stockholder, principal, guarantor of the obligations of the Corporation, or any Affiliate of the foregoing, except upon terms and conditions that are intrinsically fair, commercially reasonable and are no less favorable to it than those that would be available on an arm’s-length basis with unaffiliated third parties;

(x)	It shall not maintain its assets in such a manner that it will be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

(xi)	It shall not assume or guaranty the debts of any other Person, hold itself out to be responsible for the debts of any other Person, or otherwise pledge its assets for the benefit of any other Person or hold out its credit as being available to satisfy the obligations of any other Person, except as may be contemplated by the Loan Documents;

(xii)	It shall not make any loans or advances to any Person, without the prior written consent of a Lender;

(xiii)	It shall not fail to either file its own tax returns or, if applicable, a consolidated federal income tax return, as required by applicable legal requirements;

(xiv)	It shall not fail to (A) hold itself out to the public as a legal entity separate and distinct from any other Person, (B) (and has not failed to) correct any known misunderstanding regarding its separate identity, or (C) conduct its business solely in its own name in order not to (I) mislead others as to the identity with which such other party is transacting business, or (II) suggest that the Corporation is responsible for the debts of any third party, except to the extent required or permitted under any Loan Documents;

(xv)	It shall not fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;

(xvi)	It shall not, without the unanimous written consent of 100% of the directors of the Corporation, (a) file or consent to the filing of any petition, either voluntary or involuntary, to take advantage of any creditors rights laws, (b) seek or consent to the appointment of a receiver, liquidator or any similar official, (c) take any action that might cause such entity to become insolvent, or (d) make an assignment for the benefit of creditors;

(xvii)	It shall not fail to allocate shared expenses (including, without limitation, shared office space and services performed by an employee of an Affiliate) among the Persons sharing such expenses and, if required to use stationery, invoices and checks, it shall not fail to use separate stationery, invoices and checks;

(xviii)	It shall not fail to remain solvent or timely pay its own liabilities only from its own funds as the same shall become due, and will give prompt written notice to Lender of the insolvency or bankruptcy filing of Borrower (as defined in the Loan Documents) or any general partner, managing member or controlling shareholder of Borrower, or the insolvency or bankruptcy filing of the Corporation or Guarantor (as defined in the Loan Documents);

(xix)	It shall not acquire obligations or securities of its partners, members, stockholders or other Affiliates, as applicable;

(xx)	It shall not violate or cause to be violated the assumptions made with respect to the Corporation and its principals in any opinion letter pertaining to substantive consolidation delivered to Lender in connection with the Loan;

(xxi)	It shall not fail to hold its assets in its own name; and

(xxii)	It shall not fail to pay the salaries of its own employees (if any) from its own funds and to maintain either a sufficient number of employees or independent contractors pursuant to arm’s length agreement(s) for necessary and appropriate business activities and administration in light of its contemplated business operations.

(b) At all times there shall be at least two (2) duly appointed members of the Board of Directors of the Corporation (each, an “Independent Director”). Each Independent Director may not have been at the time of such individual’s appointment, and may not have been at any time, and shall not be at any time during such individual’s appointment, (i) a stockholder (or other equity owner) of, or an officer, director, partner, manager, member, employee, trustee, attorney or counsel of, the Corporation or any of its stockholders, partners, members, subsidiaries or Affiliates (with the exceptions of serving as the Independent Director of the Corporation or another so-called Special Purpose Entity other than an Excluded Entity, as defined below); (ii) a customer or creditor of, or supplier to, the Corporation or any of its respective stockholders, partners, members, subsidiaries or Affiliates or who derives any of its purchases or revenue from its activities with the Corporation or any Affiliate of the Corporation; (iii) a Person who Controls or is under common Control with any such stockholder, officer, director, partner, manager, member, employee, supplier, creditor or customer; or (iv) a member of the immediate family of any such stockholder, officer, director, partner, manager, member, employee, supplier, creditor or customer. In the event of death, incapacity, resignation or removal of any Independent Director, the Board of Directors shall promptly appoint a replacement Independent Director. The Corporation may not take any action that requires an unanimous vote of directors of the Corporation or any action specified in Article TWELFTH (b) (i)-(vii) below unless at the time of such action there shall be at least two (2) duly appointed Independent Directors. For purposes hereof, the term “Excluded Entity” shall mean CNL Income Ski Holding, LLC, a Delaware limited liability company, CNL Income Ski II, LLC, a Delaware limited liability company, CNL Income Ski III, LLC, a Delaware limited liability company, CNL Income Northstar TRS Parent, Inc., a Delaware corporation, CNL Income Northstar, LLC, a Delaware limited liability company, CNL Income Snoqualmie, LLC, a Delaware limited liability company, CNL Income Sierra, LLC, a Delaware limited liability company, CNL Income Loon Mountain, LLC, a Delaware limited liability company, and CNL Income Brighton, LLC, a Delaware limited liability company, and any entity that owns a direct or indirect interest in any of the foregoing entities.

(c) The Corporation and its officers and directors hereby waive their right to dissolve or terminate (and waive their right to consent to the dissolution or termination of) the Corporation or this Certificate of Incorporation, and shall not take any action towards that end, so long as the Loan remains outstanding.

(d) The Corporation shall not allow the transfer of any direct or indirect ownership interest in the Corporation such that the transferee owns, in the aggregate with the ownership interests of its Affiliates and family members in the Corporation, more than a forty-nine percent (49%) interest in the Corporation (or such other interest as specified in the Loan Documents or by a rating agency), unless (i) such transfer is conditioned upon the delivery of an acceptable non-consolidation opinion to the holder of the Loan and to any applicable rating agency concerning, as applicable, the Corporation, the new transferee and/or their respective owners, and (ii) the Rating Agency Condition (defined below) has been met.

(e) For so long as the Loan shall remain outstanding, the Corporation’s obligation hereunder, if any, to indemnify its directors and officers, partners, or members or managers, as applicable, is hereby fully subordinated to such Loan and Loan Documents and no indemnity payment from funds of the Corporation (as distinct from funds from other sources, such as insurance) of any indemnity hereunder, if any, shall be payable from amounts allocable to any other Person pursuant to such Loan Documents.

(f) For so long as the Loan shall remain outstanding, this Article NINTH may not be modified, altered, supplemented or amended unless the Rating Agency Condition is satisfied. As used herein, the term “Rating Agency Condition” shall mean (i) with respect to any action taken at any time before the Loan has been sold or assigned to a securitization trust, that Lender has consented in writing to such action, and (ii) with respect to any action taken at any time after such Loan has been sold or assigned to a securitization trust, that (A) Lender has consented in writing to such action, and (B) each rating agency used in connection with any such securitization shall have been given ten (10) days prior notice thereof and that each of such rating agencies shall have notified the Corporation in writing that such action will not result in a qualification, downgrade, reduction or withdrawal of the then current rating by such rating agency of any of securities issued by such securitization trust backed by such Loan.

(g) Neither the exercise by the Lender of any right or remedy under the Loan Documents, including foreclosure of the interests, nor the transfer to the Lender or its successor or assign of title to any stock of the Corporation, shall constitute a default or breach, or give rise to any right of first refusal or option to purchase under the Certificate of Incorporation or bylaws of the Corporation.

(h) For so long as the Loan shall remain outstanding, no owners of stock in the Corporation shall be entitled to assign, encumber, or convey any interest in the Corporation (except in favor of the Lender pursuant to the Loan Documents), without the prior written consent of the Lender.

(i) For so long as the Loan shall remain outstanding, no equity interests in the Corporation shall be created, issued, redeemed, exchanged, diluted or modified, without the prior written consent of the Lender.

For purpose of this Article NINTH, the following terms shall have the following meanings:

“Affiliate” means any Person Controlling or Controlled by or under common Control with the Corporation, including, without limitation (i) any Person who has a familial relationship, by blood, marriage or otherwise with any director, officer or employee of the Corporation, its Parent, or any affiliate thereof and (ii) any Person which receives compensation for administrative, legal or accounting services from the Corporation, its Parent or any Affiliate thereof. “Control” when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through ownership of voting securities, by contract or otherwise; and the terms “Controlling” and “Controlled” have meanings correlative to the foregoing.

“Parent” means, with respect to a corporation, any other corporation owning or controlling, directly or indirectly, fifty percent (50%) or more of the voting stock of the corporation.

“Person” means any individual, corporation, partnership, limited partnership, joint venture, association, joint stock company, trust (including any beneficiary thereof), unincorporated organization, or government or any agency or political subdivision thereof.

TENTH. Indemnification. The Corporation shall indemnify to the fullest extent permitted under and in accordance with the laws of the State of Delaware any Person who was or is a party or was or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, incorporator, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, trustee, employee or agent or in any other similar capacity with another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Person did not act in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, shall not, of itself, create a presumption that the person had reasonable cause to believe that his conduct was unlawful.

(a) Payment of Expenses. Expenses (including attorneys’ fees) incurred in defending any civil, criminal administrative or investigative action, suit or proceeding shall (in the case of any action, suit or proceeding against a director of the Corporation) or may (in the case of any action, suit or proceeding against an officer, trustee, employee or agent) be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors upon receipt of an undertaking by or on behalf of the indemnified Person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized in this Article TENTH.

(b) Nonexclusivity of Provision. The indemnification and other rights as set forth in this Article TENTH shall not be exclusive of any provisions with respect thereto in the Bylaws or any other contract or agreement between the Corporation and any officer, director, incorporator, employee or agent of the Corporation.

(c) Effect of Repeal. Neither the amendment nor repeal of this Article TENTH, nor the adoption of any provision of this Certificate of Incorporation inconsistent with Article TENTH, shall eliminate or reduce the effect of this Article TENTH, subparagraphs 1, 2 and 3, in respect of any matter occurring before such amendment, repeal or adoption of an inconsistent provision or in respect of any cause of action, suit or claim relating to any such matter which would have given rise to a right of indemnification or right to receive expenses pursuant to this Article TENTH, if such provision had not been so amended or repealed or if a provision inconsistent therewith had not been so adopted.

(d) Limitation on Liability. No director or officer shall be personally liable to the Corporation or any stockholder for monetary damages for breach of fiduciary duty as a director or officer, except for any matter in respect of which such director or officer (A) shall be liable under Section 174 of the General Corporation Law of the State of Delaware or any amendment thereto or successor provision thereto, or (B) shall be liable by reason that, in addition to any and all other requirements for liability, he:

(i)	shall have breached his duty of loyalty to the Corporation, which shall include a fiduciary duty to the Corporation’s creditors, as well as to the Corporation’s stockholders;

(ii)	shall not have acted in good faith or, in failing to act, shall not have acted in good faith;

(iii)	shall have acted in a manner involving intentional misconduct or a knowing violation of law or, in failing to act, shall have acted in a manner involving intentional misconduct or a knowing violation of law; or

(iv)	shall have derived an improper personal benefit.

(e) Notwithstanding any provision hereof to the contrary, any indemnification claim against the Corporation arising under this Certificate, the Bylaws of the Corporation, the General Corporation Law or any other documents governing the formation, management or operation of the Corporation, shall be fully subordinate to any obligations of the Corporation to Lender arising under the Loan and shall only constitute a claim against the Corporation to the extent of, and shall be paid by the Corporation only from the excess of, net operating income over all amounts then due Lender under the Loan Documents.

If the General Corporation Law of the State of Delaware is amended after the date hereof to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.

ELEVENTH. Subject to the limitations on Independent Directors in Article NINTH, to the extent permitted under the General Corporation Law, any Person (including, but not limited to, stockholders, directors, officers and employees of the Corporation or any Affiliate of the Corporation) may engage in or possess an interest in other business ventures of every nature and description, independently or with others, whether such ventures are competitive with the Corporation or otherwise, and neither the Corporation nor its stockholders shall have any right in or to such independent ventures or to the income or profits derived therefrom.

TWELFTH. Notwithstanding any other provision of this Certificate of Incorporation and any provision of law, for so long as the Loan remains outstanding, the Corporation shall not do, and shall not have the power to do, any of the following:

(a) engage in any business or activity other than as set forth in Article THIRD hereof;

(b) without the affirmative vote of all of the members of the Board of Directors of the Corporation (which must include the affirmative vote of all duly appointed Independent Directors), (i) institute proceedings to be adjudicated bankrupt or insolvent, (ii) consent to the institution of bankruptcy or insolvency proceedings against the Corporation, (iii) file a petition on behalf of the Corporation seeking or consenting to reorganization of the Corporation or relief under any applicable federal or state law relating to bankruptcy, (iv) consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Corporation or a substantial part of the property of the Corporation, (v) make a general assignment for the benefit of creditors of the Corporation, (vi) admit in writing the inability of the Corporation to pay its debts generally as they become due, or (vii) take any corporate action in furtherance of the actions set forth in clauses (i) through (vi) of this paragraph; or

(c) dissolve or liquidate the Corporation, in whole or in part, consolidate or merge the Corporation with or into any other entity or convey or transfer the Corporation’s properties and assets substantially as an entirety to any entity.

THIRTEENTH. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in any manner now or hereafter provided herein or by statute and, except as provided in Article SEVENTH, all rights, preferences and privileges conferred by this Certificate of Incorporation upon stockholders, directors or any other Person are granted subject to such right; provided, however, that the Corporation shall not amend, alter, change or repeal any provision of Articles THIRD, SIXTH, SEVENTH, NINTH, TENTH, TWELFTH, this Article THIRTEENTH, or FOURTEENTH of this Certificate of Incorporation (the “Restricted Articles”) without the affirmative vote of all of the members of the Board of Directors of the Corporation (which must include the affirmative vote of all duly appointed Independent Directors) and without the consent of the Lender so long as the Loan is outstanding, and provided, further, that the Corporation shall not amend or change any provision of any Article other than the Restricted Articles, or add any Article, so as to be inconsistent with the Restricted Articles.

FOURTEENTH. When exercising any vote on whether the Corporation will take any action described in subparagraph (b) of Article TWELFTH hereof, each Director shall cast his vote recognizing that it owes its primary fiduciary duty or other obligation with respect to such vote to the Corporation (including, without limitation, the Corporation’s creditors) and not to the stockholders of the Corporation (except as may specifically be required by the law of any applicable jurisdiction). Every stockholder of the Corporation shall be deemed to have consented to the foregoing by virtue of such stockholder’s consent to this Certificate of Incorporation or acquisition of common stock of the Corporation.

IN WITNESS WHEREOF, the Board of Directors of the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by its Executive Vice President this 21st day of March, 2007.

By:	/S/ TAMMIE A. QUINLAN
	Name:	Tammie A. Quinlan
	Title:	Executive Vice President